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Antonella Franzen	Stephen Wasdick
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Ryan Edelman
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redelman@tyco.com
FOR IMMEDIATE RELEASE

TYCO EXPANDS INVESTMENT IN MIDDLE EAST BUSINESS; AGREES TO SELL
AUSTRALIAN FIRE PROTECTION BUSINESS; REAFFIRMS EARNINGS GUIDANCE

CORK, Ireland, Dec. 4, 2015 /PRNewswire/ -- Tyco (NYSE: TYC) today announced that it has made an additional investment in its Tyco UAE joint venture with local partner Suwaidi Engineering Group and, separately, has reached a definitive agreement to sell its fire detection and protection business in Australia to Evergreen Capital, L.P.
Tyco UAE is a leading provider of fire, security and integrated solutions and services in the UAE and also has operations in Qatar and Oman, serving customers in the oil and gas, transportation, banking, commercial and other sectors in the region.
“The Middle East represents an attractive opportunity for growth for Tyco,” said Tyco Chief Executive Officer George R. Oliver. “This expanded investment will allow the joint venture to fully leverage Tyco’s product portfolio, service capabilities and global account base to enhance the solutions it offers customers throughout the Middle East region.”
As a result of the investment transaction, which has been completed, Tyco will fully consolidate the financial results of Tyco UAE into its Rest of World Integrated Solutions & Services segment, which is expected to add approximately $130 million in revenue on an annualized basis.
Tyco’s Australian fire detection and protection business designs, installs and services fire safety systems and equipment, and offers a range of fire protection services. It also provides specialist fire protection services to several industries including mining, marine, industrial, commercial and retail.
Details of the agreement were not disclosed. The financial results of this business are reported within the Rest of World Integrated Solutions & Services segment. In fiscal year 2015, the business had revenue of approximately $260 million.
“The agreement with Evergreen is a result of the ongoing review of our portfolio of businesses and our shift toward higher-return opportunities to provide solutions to improve customers’ safety, security and performance,” said Mr. Oliver. “Our remaining residential and commercial security, retail solutions, traffic and transportation solutions, and products businesses in Australia will continue to be important components of Tyco’s portfolio, and we are committed to serving these customers and growing these businesses.”

“The Australian fire business has been a leader in the market for more than 125 years, with the past 25 years as part of Tyco. It has a strong management team and highly dedicated employees. We thank them for their contributions to Tyco and know they will continue their tradition and passion for fire protection as part of Evergreen,” Mr. Oliver added.
The transaction is expected to close in Tyco’s fiscal second quarter of 2016, subject to customary closing conditions.
These transactions are not expected to significantly impact the company’s earnings. As a result, Tyco’s earnings per share before special items guidance of $2.05 - $2.20 for fiscal year 2016 and approximately $0.40 for the first quarter remain unchanged.

ABOUT TYCO

Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. Tyco has over 57,000 employees in more than 900 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

FORWARD-LOOKING STATEMENTS
This press release contains a number of forward-looking statements. In many cases forward-looking statements are identified by words, and variations of words, such as "anticipate", "estimate", "believe", "commit", "confident", "continue", "could", "intend", "may", "plan", "potential", "predict", "positioned", "should", "will", "expect", "objective", "projection", "forecast", "goal", "guidance", "outlook", "effort", "target", and other similar words. However, the absence of these words does not mean the statements are not forward-looking. Examples of forward-looking statements include, but are not limited to, revenue, operating income, earnings per share and other financial projections, statements regarding the health and growth prospects of the industries and end markets in which Tyco operates, the leadership, resources, potential, priorities, and opportunities for Tyco in the future, Tyco's credit profile, capital allocation priorities and other capital market related activities, and statements regarding Tyco's acquisition, divestiture, restructuring and other productivity initiatives. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties include, but are not limited to: economic, business, competitive, technological or regulatory factors that adversely impact Tyco or the markets and industries in which it competes; unanticipated expenses such as litigation or legal settlement expenses; tax law changes; and industry specific events or conditions that may adversely impact revenue or other financial projections. Actual results could differ materially from anticipated results. Tyco is under no obligation (and expressly disclaims any obligation) to update its forward-looking statements. More information on potential factors that could affect the Company's financial results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's public reports filed with the U.S. Securities and Exchange Commission (SEC), including the Company's Form 10-K for the fiscal year ended September 25, 2015.

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